EXHIBIT 5.

                               OPINION OF COUNSEL



                                 WEED & CO. L.P.
                        4695 MacARTHUR COURT, SUITE 1450,
                      NEWPORT BEACH, CALIFORNIA 92660-2164
              TELEPHONE (949) 475-9086   FACSIMILE (949) 475-9087




                                  October 11, 2001


Board of Directors
Global Axcess Corp.
2240 Shelter Island Drive, Suite 205
San Diego, California 92106

     Re: Form S-8 Registration Statement Opinion of Counsel

Gentlemen:

     I have acted as a special counsel for Global Axcess Corp., formerly NetHoldings.Com Inc. a Nevada corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, (the "Act") of a registration statement on Form S-8 (the "Registration Statement"), relating to the offer and sale of Five Million (5,000,000) shares of Common Stock, $.001 par value (the "Common Stock") to Employees and Consultants of the Company, in consideration for services performed and to be performed on behalf of the Company under the terms and conditions of certain agreements (the "Agreements") and the Global Axcess Corp. 2001 Stock Plan, as amended (the "Stock Plan").

     As special counsel for the Company, I have examined the Company's articles of incorporation, bylaws, minute book, and certain other corporate records. For the purpose of the opinions expressed below, I have also examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the Common Stock in this offering.

         In arriving at the opinions set forth below, I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of corporate records (including the Registration Statement with its exhibits) provided by the officers of the Company. I have made such investigations of law as I have considered necessary or appropriate as a basis for my opinions.



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     Based upon the foregoing, I am of the opinion that:

     1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Nevada, the jurisdiction of its incorporation.

     2. The terms and provisions of the Common Stock conform to the description thereof contained in the Registration Statement, and the form of the stock certificates used to evidence the Common Stock are in good and proper form and no stockholder is entitled to preemptive rights to subscribe for or purchase any of the Common Stock.

     3. Based upon the foregoing, I am of the opinion that the issuance and the sale of the shares of Common Stock in this offering has been duly and validly authorized, and subject to compliance with the provisions of the Stock Plan, the Common Stock issuable under the Stock Plan will be duly authorized and validly issued as fully paid and non-assessable shares of Common Stock.

     This opinion is limited to matters existing as of this date, and no responsibility is assumed to advise you of changes (factual or legal) which may hereafter occur, whether deemed material or not.


                                  Very truly yours,

                                  /s/ Richard O. Weed
                                  ---------------------
                                      Richard O. Weed